EXHIBIT 99.1

MZT Holdings, Inc.
Resources and Claims Statement
September 30, 2010

Resources

Cash	$3,178,917

Total resources	3,178,917

Claims, net of refunds and reimbursements	71,957

Estimated net resources available for future wind-down costs and distributions to shareholders	$3,106,960